Exhibit 21.1

Subsidiaries of the Registrant

Name of Subsidiary	Jurisdiction
Business Process Outsourcing, LLC	Delaware
Exl Service.com, LLC	Delaware
Landacorp, Inc.*	Delaware
Outsource Partners International, Inc.	Delaware
Professional Data Management Again, Inc.**	Delaware
Trumbull Services, LLC*	Connecticut
Business Process Outsourcing (India) Private Limited	India
exl Service.com (India) Private Limited	India
Exl Support Services Private Limited	India
ExlService SEZ BPO Solutions Private Limited	India
Inductis (India) Private Limited	India
Outsource Partners International Private Limited	India
Business Process Outsourcing Ltd.	Mauritius
OPI Limited	Mauritius
ExlService (U.K.) Limited	United Kingdom
Outsource Partners International Ltd.	United Kingdom
Exl Service Germany, GmbH	Germany
ExlService Czech Republic S.R.O.	Czech Republic
ExlService Mauritius Limited	Mauritius
ExlService Philippines, Inc.	Philippines
ExlService Romania Private Limited S.R.L.	Romania
Exl Services South Africa (PTY) Ltd.	South Africa
Inductis (Singapore) PTE Limited	Singapore
Outsource Partners International EAD	Bulgaria
Outsource Partners International SDN BHD	Malaysia
Overland Holdings, Inc.	Delaware
Overland Solutions, Inc.	Delaware
Insight Solutions, LLC	Kansas City
Blue Slate Solutions, LLC*	New York

**	Professional Data Management Again Inc. has been renamed as Exl Technology Solutions LLC effective January 31, 2015
*	Trumbull Services LLC, Landacorp Inc., and BlueSlate LLC merged with and into Exl Technology Solutions LLC effective January 31, 2015